BRTX-100 Front and Center at ORS 2025

– New blinded preliminary BRTX-100 data described this past Saturday at prestigious "2025 Winners in Industry Innovations in MSK Health" presentation –

– Among other positive preliminary data analyses, comparison of MRI images to baseline potentially demonstrate disc microenvironment remodeling –

MELVILLE, N.Y., February 10, 2025 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. ("BioRestorative", "BRTX" or the "Company") (NASDAQ:BRTX), a clinical stage regenerative medicine innovator focused on stem cell-based therapies and products, today announced that its Vice President of Research and Development, Francisco Silva, presented 26–52 week blinded data from the first 15 patients (up from 10 reported previously) with chronic lumbar disc disease ("cLDD") enrolled in the ongoing Phase 2 clinical trial of BRTX-100 at the Orthopaedic Research Society ("ORS") annual meeting, taking place February 7-11, 2025 in Phoenix, AZ.

ORS is the only international research society focused on orthopaedics and musculoskeletal care. For over 70 years, the Society's basic, translational, and scientific research has been used to treat patients with musculoskeletal disorders to ultimately enhance their quality and equity of care. Mr. Silva's presentation at this year's ORS annual meeting was part of the "2025 Winners in Industry Innovations in MSK Health" award program, where winners were invited to highlight specific technical advancements that have been introduced to the market within the past two years from the orthopaedic industry.

BRTX-100, a novel cell-based therapeutic engineered to target areas of the body that have little blood flow, is the Company's lead clinical candidate. The safety and efficacy of BRTX-100 in treating cLDD is being evaluated in a Phase 2, prospective, randomized, double-blinded and controlled study. A total of up to 99 eligible subjects will be enrolled at up to 16 clinical sites in the United States. Subjects included in the trial will be randomized 2:1 to receive either BRTX-100 or placebo.

No serious adverse events (SAEs) were reported, and there was no dose ($40X10^6$ cells) limiting toxicity at 26-52 weeks.

In addition to safety outcomes, changes compared to baseline in Visual Analog Scale ("VAS"), which measures pain, and Oswestry Disability Index ("ODI"), which measure function, are used by the U.S. Food and Drug Administration ("FDA") to help determine whether the Phase 2 BRTX-100 trial will be allowed to proceed and ultimately gain Biologics License Application (BLA) approval.

As reported at ORS 2025, preliminary blinded VAS and ODI data collected at weeks 26 and 52 post-injection demonstrated an exceptionally positive trend compared to baseline. With respect to decrease in pain at 26 weeks, the average improvement in VAS versus baseline was 71.20%, and at 52 weeks, the average improvement was 73.58%. Improvement in ODI versus baseline at 26 weeks averaged 69.04%, and at 52 weeks, the average improvement was 65.16%. These results are significantly better than the requisite FDA minimum threshold of 30% improvement in VAS and ODI, respectively.

Furthermore, in a new analysis reported for the first time, 52 week comparison of MRI images to baseline appear to demonstrate morphological changes, such as increase in T2 signal (hydration), decrease in protrusion size, as well as resolutions of annular tears. This potentially demonstrates disc microenvironment remodeling as a result of cLDD treatment with BRTX-100.

"This news is incredibly energizing; with each new blinded preliminary data analysis, like the one presented this past weekend at ORS 2025, our confidence grows that the ongoing Phase 2 BRTX-100 trial in cLDD will meet its Primary and Secondary endpoints, and thereby surpass what we believe are the requisite function and pain improvement thresholds for FDA approval. In addition, we have, for the first time, observed digital objective improvements in the disc on radiographic measures, which may translate into transformational outcomes never seen before in the industry," said Lance Alstodt, Chief Executive Officer of BioRestorative. "We look forward to updating all stakeholders as we progress."

Mr. Silva's ORS 2025 presentation, titled "Next Generation Orthobiologic Therapy for Chronic Lumbar Disc Disease: Initial Phase 2 Data of Hypoxic Cultured Mesenchymal Stem Cells," can be accessed on the Company's website at www.biorestorative.com under "Scientific Publications" in the Product Candidate section.

About BioRestorative Therapies, Inc.

BioRestorative (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. As described below, our two core clinical development programs relate to the treatment of disc/spine disease and metabolic disorders, and we have also recently begun offering BioCosmeceutical products:

• Disc/Spine Program (brtxDISC™): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person's own) cultured mesenchymal stem cells collected from the patient's bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient's bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient's damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have commenced a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease.

• Metabolic Program (ThermoStem®): We are developing cell-based therapy candidates to target obesity and metabolic disorders using brown adipose (fat) derived stem cells ("BADSC") to generate brown adipose tissue ("BAT"), as well as exosomes secreted by BADSC. BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes. BADSC secreted exosomes may also impact weight loss.

• BioCosmeceuticals: We operate a commercial BioCosmeceutical platform. Our current commercial product, formulated and manufactured using our cGMP ISO-7 certified clean room, is a cell-based secretome containing exosomes, proteins and growth factors. This proprietary biologic serum has been specifically engineered by us to reduce the appearance of fine lines and wrinkles and bring forth other areas of cosmetic effectiveness. Moving forward, we also intend to explore the potential of expanding our commercial offering to include a broader family of cell-

based biologic aesthetic products and therapeutics via Investigational New Drug (IND)-enabling studies, with the aim of pioneering U.S. Food and Drug Administration (FDA) approvals in the emerging BioCosmeceuticals space.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K, as amended, and Form 10-Q filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:

Stephen Kilmer
Investor Relations
Direct: (646) 274-3580
Email: skilmer@biorestorative.com